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Exhibit 5.1

May 8, 2013

ROI Acquisition Corp.

601 Lexington Avenue

51st Floor

New York, New York 10022

Re:	ROI Acquisition Corp.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ROI Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of that certain Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on May 8, 2013. The Registration Statement relates to 7,500,000 warrants (the “Warrants”) to purchase up to 3,750,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”) to be issued under a Warrant Agreement dated as of February 22, 2012 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”), as amended by that certain Amendment to the Warrant Agreement to be entered into by and between the Company, and the Warrant Agent (the “Amendment”), in the form annexed to the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures including indorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, reproduced or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials. We have also assumed that (i) at the time of execution and delivery of the Amendment, the Warrant Agreement, as so amended, will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, (ii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation then in effect that have not otherwise been

ROI Acquisition Corp.

May 8, 2013

issued or reserved or committed for issuance, and (iii) the exercise price per share of the Warrants is not less than the par value of the Shares issuable upon exercise thereof. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1. When the Amendment has been duly executed and delivered by the respective parties thereto, the Warrants will be valid and binding obligations of the Company.

2. When issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, as amended by the Amendment, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us in the prospectus forming a part of the Registration Statement under

ROI Acquisition Corp.

May 8, 2013

caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP